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                                   EXHIBIT 21

                         Subsidiaries of the Registrant


Pierce Leahy Command Company, a Nova Scotia Unlimited Liability Company

Monarch Box, Inc., a Delaware Corporation

Advanced Box, Inc., a Delaware Corporation

PLC Command I, L.P., a Pennsylvania limited partnership

PLC Command II, L.P., a Pennsylvania limited partnership